SERIES PORTFOLIOS TRUST

on behalf of the funds managed by
Highmore Group Advisors, LLC

AMENDMENT TO THE
DISTRIBUTION PLAN
(12b-1 Plan)

The following is an amendment (the “Amendment”) to Schedule A of the Distribution Plan (the “Plan”), as adopted by the Board on January 18, 2018, pursuant to Rule 12b‑1 under the Investment Company Act of 1940, as amended (the “Act”), by Series Portfolios Trust (the “Trust”), a Delaware statutory trust, on behalf of the series of the Trust listed on Schedule A as may be amended from time to time (each, a “Fund”).  The Amendment has been approved by a majority of the Trust’s Board of Trustees (the “Board”), including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any Rule 12b-1 Agreement (as defined below) (the “Disinterested Trustees”), cast in person at a meeting called for the purpose of voting on such Amendment.

Schedule A of the Plan has been amended for the purpose of adding the Highmore Sustainable All-Cap Equity Fund as follows:

SCHEDULE A

Series of Series Portfolios Trust	12b-1 Fee
Highmore Managed Volatility Fund
Advisor Class	0.25% of average daily net assets
Highmore Sustainable All-Cap Equity Fund
Advisor Class	0.25% of average daily net assets